UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Investors Title Company
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1110199 (I.R.S. Employer Identification No.)

121 North Columbia Street Chapel Hill, North Carolina (Address of principal executive offices)	27514 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE:  This Form 8-A/A is filed by Investors Title Company (the “Company”) to (a) amend and supplement the description of the Rights to Purchase Series A Junior Participating Preferred Stock set forth in Item 1 of the Form 8-A filed by the Company on November 15, 2002, and (b) file the exhibit listed under Item 2 to reflect the Company’s entering into an Amended and Restated Rights Agreement with First-Citizens Bank & Trust Company (d/b/a First Shareholder Services), as rights agent (“First-Citizens” or the “Rights Agent”).

Item 1.                      Description of Registrant’s Securities to be Registered.

On August 9, 2010, the Company entered into an Amended and Restated Rights Agreement with First-Citizens that effects certain amendments to the Rights Agreement dated as of November 12, 2002 between the Company and Central Carolina Bank, a division of National Bank of Commerce, relating to the Company’s Rights to Purchase Series A Junior Participating Preferred Stock.  In addition to appointing First-Citizens as the new Rights Agent, the amendments add a dispute resolution mechanism for resolving any disputes between the Company and the Rights Agent and make certain conforming, technical and updating revisions, including a broadening of the definition of “beneficial ownership” to include positions in synthetic securities.

The foregoing summary of the amendments effected by the Amended and Restated Rights Agreement is a general description only and is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.                      Exhibits.

Exhibit
Number	Exhibit Description
10.1	Amended and Restated Rights Agreement dated as of August 9, 2010 by and between the Company and First-Citizens Bank & Trust Company (d/b/a First Shareholder Services), as Rights Agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Investors Title Company

Date: August 12, 2010	By:	/s/ James A. Fine, Jr.
Name: James A. Fine, Jr.
Title: President, Treasurer and Chief Financial Officer